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                                                                   Exhibit 99.01

                           Tuesday, January 2, 1996

Armstrong World Industries, Inc. Completes Transactions For Thomasville Sale
                           And American Olean Merger

  LANCASTER, Pa., Jan. 2/PRNewswire/ -- Armstrong World Industries, Inc. (NYSE:
ACK) announced today that it completed the sale of its furniture subsidiary, Thomasville Furniture Industries, Inc., to INTERCO INCORPORATED on December 29, 1995.

  The two firms previously reported (November 20) the signing of an agreement for the sale. Under terms of the agreement, Armstrong received approximately $331 million in cash. INTERCO also assumed $8 million of Thomasville debt.

  As a result of the sale, Armstrong said it will record an after-tax gain on the transaction. The company added that final figures will be included with its fourth-quarter 1995 financial results to be reported in late January.

  Armstrong said that after-tax proceeds from the sale, net of fees and expenses, were approximately $280 million.

  As reported in the November announcement, Armstrong confirmed that it expects to use the proceeds for investment in the global growth of its core businesses and for the continued repurchase of its shares.

  The company also announced today that it completed the combination of its ceramic tile subsidiary, American Olean Tile Company, and Dal-Tile International on December 29, 1995. As previously reported, Armstrong sold 100 percent of its stock in American Olean and contributed $27.5 million in cash to the combined company in exchange for 37 percent of the combined entity's common stock. The combined company will continue to be called Dal-Tile International.

  "We are excited to have completed these two transactions, which continue the transformation of Armstrong into a world class manufacturer and marketer of building materials and a leader in our industry," said George A. Lorch, Chairman and Chief Executive Officer of Armstrong.

/CONTACT:  Armstrong Public Relations, 717-396-2169/  08:33 EST